EXHIBIT (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated February 20, 2002, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock,
                           par value $.001 per share,
                                       of
                           EuroWeb International Corp.
                                       at
                               $2.25 net per share
                                       by
                           Everest Acquisition Corp.,
                          a wholly owned subsidiary of
                                 Pansource B.V.,
             which is in turn an indirect wholly owned subsidiary of
                              Koninklijke KPN N.V.

         Everest Acquisition Corp., a Delaware corporation ("Everest Acquisition") and a wholly owned subsidiary of Pansource B.V., a Dutch corporation ("Pansource"), which is in turn an indirect wholly owned subsidiary of Koninklijke KPN N.V., a Dutch corporation ("KPN"), hereby offers to purchase all of the outstanding shares of common stock, par value $.001 per share (the "Shares"), of EuroWeb International Corp., a Delaware corporation ("EuroWeb"), at $2.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 20, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders whose Shares are registered in their own name who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of the Shares by Everest Acquisition. Stockholders who hold their Shares through a broker, bank or other custodian should check with that institution as to whether it will charge any fees. Everest Acquisition will pay all charges and expenses of Mellon Investor Services LLC (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent").

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
    CITY TIME, ON TUESDAY, MARCH 19, 2002, UNLESS THE OFFER IS EXTENDED.
    ---------------------------------------------------------------------

         The Offer is conditioned on, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents at least 90% of the total number of outstanding Shares on a fully diluted basis (the "Minimum Condition"). KPN's wholly owned subsidiary KPN Telecom B.V. ("KPN Telecom") currently holds approximately 52.8% of the total number of outstanding Shares. KPN Telecom currently intends to tender its Shares in the Offer. Everest Acquisition will not waive the Minimum Condition if the effect of such waiver would permit it to purchase less than a majority of the outstanding Shares that KPN does not already own. The Offer is also subject to other conditions described in Section 17 of the Offer to Purchase.

         The purpose of the Offer is to acquire all of the outstanding Shares and take EuroWeb private. Everest Acquisition currently intends, as soon as practicable upon consummation of the Offer, to cause a merger to occur between EuroWeb and Everest Acquisition or an affiliate of Everest Acquisition (the "Merger"), pursuant to which each then outstanding Share (other than Shares held by EuroWeb in treasury, or, if any, Shares that are held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law), would be converted pursuant to the terms of the Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

         The Offer is being made without the prior approval of the EuroWeb board of directors.

         Upon the terms and subject to the conditions of the Offer (including, the terms and conditions set forth in Section 17 of the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of the Offer so extended or amended (the "Offer Conditions")), Everest Acquisition will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) as soon as practicable after the Expiration Date and not withdrawn as permitted by Section 9 of the Offer to Purchase. The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, March 19, 2002, unless and until Everest Acquisition shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Everest Acquisition, shall expire. The period until 5:00 p.m., New York City time, on Tuesday, March 19, 2002, as such period may be extended, is referred to as the "Offering Period." If there is a subsequent offering period (as described in Section 6 of the Offer to Purchase) (the "Subsequent Offering Period"), all Shares tendered prior to the Expiration Date will be immediately accepted for payment and promptly paid for following the Expiration Date, and Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the Securities and Exchange Commission (the "SEC"), Everest Acquisition expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of share certificates evidencing such Shares or a timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), a properly completed and duly executed, with any required signature guarantees, Letter of Transmittal (or facsimile thereof) and any other required documents.

         For purposes of the Offer, Everest Acquisition will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn as, if and when Everest Acquisition gives oral or written notice to the Depositary of Everest Acquisition's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the Offer Conditions, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stock-holders for the purpose of receiving payment from Everest Acquisition and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Everest Acquisition's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by Everest Acquisition, regardless of any extension of the Offer or any delay in making such payment.

         Subject to the applicable rules and regulations of the SEC, Everest Acquisition expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the Offering Period, and all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 9 of the Offer to Purchase. Subject to the applicable regulations of the SEC, Everest Acquisition also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) not to accept for payment or pay for and to delay the acceptance for payment of or payment for, any tendered Shares, or to terminate or amend the Offer whether or not on the occurrence of any of the conditions specified in
Section 17 of the Offer to Purchase and (ii) other than as set forth above, to waive any condition and to set forth or change any, other term and condition of the Offer. Any extension, delay, termination, waiver or material amendment of the Offer will be followed as promptly as practicable by public announcement thereof. If Everest Acquisition elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If Everest Acquisition accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not validly withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are validly tendered in any Subsequent Offering Period. Everest Acquisition confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

         Tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Everest Acquisition pursuant to the Offer, may also be withdrawn at any time after Saturday, April 20, 2002 (or such later date as may apply in case the Offer is extended). There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered such Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 8 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 8 of the Offer to Purchase. None of Everest Acquisition, Pansource, KPN Telecom, KPN or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Everest Acquisition, in its sole discretion, whose determination shall be final and binding.

         If Everest Acquisition extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Everest Acquisition's rights under the Offer, the Depositary may, nevertheless, on behalf of Everest Acquisition, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 9 of the Offer to Purchase.

         Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for U.S. Federal income tax purposes, and may also be taxable transaction under applicable state, local and foreign income tax laws. For U.S. Federal income tax purposes, a tendering stockholder who is a United States person will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate adjusted tax basis in the Shares tendered by the stock-holder and purchased pursuant to the Offer. Any capital gain or loss recognized will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. In the case of a tendering non-corporate stockholder, any long-term capital gain will generally be subject to U.S. Federal income tax at a maximum rate of 20% (a further reduced tax rate may apply to capital gains on Shares held by individuals for more than five years). Certain non-corporate stockholders of EuroWeb may be subject to backup withholding at a rate of 30% on cash payments received in connection with the Offer or any merger (including cash paid in respect of the exercise of appraisal rights). Backup withholding will not apply to a stockholder who furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, provides a certification of foreign status on Internal Revenue Service Form W-8BEN or successor form or is otherwise exempt from backup withholding. The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of Federal, state, local, foreign or other tax laws.

         The information required to be disclosed by Rule 14d-6(d)(1) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         A request has been made to EuroWeb for the use of EuroWeb's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by EuroWeb with such request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

         Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee. None of Everest Acquisition, Pansource, KPN Telecom and KPN will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:
                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll-Free: (800) 659-5550


February 20, 2002